As filed with the Securities and Exchange Commission on April 19, 2007.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
________________

nFinanSe Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	65-1071956 (I.R.S. Employer Identification No.)
________________

6015 31st Street East
Bradenton, Florida
(Address, including zip code, of Principal Executive Offices)
________________

nFinanSe Inc.
2007 Omnibus Equity Compensation Plan
(Full Title of the Plan)
________________

Raymond P. Springer
Chief Financial Officer
nFinanSe Inc.
6015 31st Street East
Bradenton, FL 34203
(941) 753-2875
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)
________________

Copy to:
Joanne R. Soslow, Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
(215) 963-5000
________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3) (5)
Common Stock, par value $.001 per share	1,040,098 (4)	$4.39	$4,566,030	$140.18
Common Stock, par value $.001 per share	1,259,902	$1.67	$2,102,684	$64.55

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457 (h) under the Securities Act of 1933, as amended, and based upon the average of high and low prices for the Registrant’s common stock as reported on the OTC Bulletin Board on April 17, 2007.

(3)	Calculated pursuant to Section 6(b) as follows: proposed maximum aggregate offering price multiplied by $.0000307.

(4)
This registration statement is also deemed, pursuant to Instruction E to Form S-8, to relate to 709,850 shares previously registered on Form S-8 (No. 333-137000) in connection with a predecessor plan, with respect to which a total registration fee of $824.50 has been paid.

(5)	The registration fee calculated above shall be paid by funds of the Registrant currently deposited with the Securities and Exchange Commission.

EXPLANATORY NOTE

A total of 25,000,000 shares (1,250,000 shares after a 1-for-20 reverse stock split effective as of December 20, 2006) of common stock of nFinanSe Inc., formerly known as Morgan Beaumont, Inc., or the Company, were registered by Registration Statement on Form S-8, File No. 333-137000, to be issued in connection with the 2004 Amended Stock Incentive Plan of Morgan Beaumont, Inc., or the 2004 Plan. On March 1, 2007, the Company’s stockholders approved the nFinanSe Inc. 2007 Omnibus Equity Compensation Plan, or the 2007 Plan, into which the 2004 Plan was merged. 709,850 shares of common stock of the Company which were registered in connection with the 2004 Plan are subject to grants under the 2004 Plan and, pursuant to Instruction E to Form S-8, are carried forward to, and deemed covered by, this Registration Statement on Form S-8 filed in connection with the 2007 Plan. Shares of common stock issued pursuant to grants made under the 2004 Plan will be deemed to be issued under the 2007 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the nFinanSe Inc. 2007 Omnibus Equity Compensation Plan, or the Plan, covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by nFinanSe Inc., or the Registrant, with the Commission are incorporated by reference into this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006.

(2)	The Registrant’s Quarterly Report on Form 10-QSB (filed as a transitional report) for the quarterly period ended December 30, 2006.

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 4, 2007 and February 2, 2007.

(4)
The description of the Registrant’s shares of Common Stock, par value $.001 per share, contained in the Registrant’s Registration Statement on Form 8-A registering the Registrant’s shares of Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, filed with the Commission on December 7, 2001, and any amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes, or the NRS.

NRS Section 78.7502 provides that:

i. a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

ii. a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

iii. to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

NRS Section 78.751 provides that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

a. by our stockholders;

b. by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

c. if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

d. if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

e. by court order.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors. We may purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The following Exhibits are filed as part of this Registration Statement.

Exhibit Number	Description

4.1	nFinanSe Inc. 2007 Omnibus Equity Compensation Plan
5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of Kingery & Crouse, P.A.
23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature page)

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement;

(iii)  Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

(2)  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bradenton, Florida, on April 19, 2007.

nFinanSe Inc.
By: /s/ Jerry R. Welch
Name: Jerry R. Welch
Title: Chief Executive Officer

Power of Attorney

We, the undersigned officers and directors of nFinanSe Inc., hereby severally constitute and appoint Jerry R. Welch and Raymond P. Springer, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable nFinanSe Inc to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jerry R. Welch	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 19, 2007
Jerry R. Welch
/s/ Raymond P. Springer	Chief Financial Officer (Principal Financial Officer)	April 19, 2007
Raymond P. Springer
/s/ Benjamin Bond	Director	April 19, 2007
Benjamin Bond
/s/ Mark Brewer	Director	April 19, 2007
Mark Brewer

/s/ Joseph Hudgins	Director	April 19, 2007
Joseph Hudgins
/s/ Robert A. Berlacher	Director	April 19, 2007
Robert A. Berlacher

INDEX TO EXHIBITS

The following is the Index to Exhibits filed as part of this Registration Statement.

Exhibit Number	Description

4.1	nFinanSe Inc. 2007 Omnibus Equity Compensation Plan
5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of Kingery & Crouse, P.A.
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature page)